STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Agreement") is made effective as of May 24, 2020, between **Queen Investment Limited, a "Hong Kong corporation"** ("Seller") and **ETAO LOGISTIC INC., an USA Delaware corporation** ("Buyer").

R E CI T A L S:

WHEREAS, the Seller owns One Hundred and Ten Thousand (110,000) shares of preferred series "A" stock of Invech Holdings Inc. (the "Shares"), and is the actual controller of Invech Holdings Inc. (the "Company"); and

WHEREAS, the Company currently has totally authorized and issued One Hundred Ten Thousand (110,000) shares of Preferred series "A" stock and Nine Million and Six Thousand and Three Hundred Thirty-Five (9,006,335) shares of commons restricted stock; and

WHEREAS, the Seller desires to sell, transfer, assign and convey to Buyer its Shares of the Company, and Buyer desires to purchase and acquire the Shares from Seller, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained hereinafter, the parties hereto hereby agree as follows:

1. Sale and Purchase of the Shares. On the terms, provisions and conditions set forth herein and in reliance upon the warranties and representations contained herein, at the Closing (as defined in Section 3(a)), Seller shall sell, transfer, assign and convey the Shares to Buyer, and Buyer shall purchase and acquire the Shares from Seller. The Shares shall be conveyed by Seller to Buyer by means of delivery of a certificate or certificates evidencing the Shares either duly endorsed for transfer or with duly executed stock powers attached, against which Buyer shall pay the Consideration (as hereinafter defined). The Shares shall be conveyed to Buyer by Seller free and clear of any and all liens, pledges, encumbrances, hypothecations or other claims of any kind or nature excepting only restrictions on transfer imposed by federal and state securities laws and regulations.

2. Consideration. The purchase consideration to be paid and delivered by Buyer to Seller for the Shares (the "Consideration") shall be Fifty Thousand Dollars ($50,000), which shall be made as below:

   a. Fifty Thousand Dollar ($50,000) by wire transfer to Seller's account in Dah Sing Bank (HK) Limited at the closing

3. Closing.

   (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at such time and place as the parties may mutually agree.

   (b) At the Closing, Seller shall deliver the certificate or certificates evidencing the shares, duly executed for transfer or with duly executed stock powers.

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(c) At the Closing, the Company shall have Nine Million Six Thousand and Three Hundred Thirty-Five (9,006,335) shares of commons restricted stock and One Hundred and Ten Thousand (110,000) shares of Preferred series "A" stock.

4. Warranties and Representations of Seller. Seller warrants and represents to Buyer as follows:

(a) Seller owns, beneficially and of record, the Shares free and clear of any and all liens, pledges, restrictions, encumbrances, hypothecations or other claims of any kind or nature, excepting only restrictions on transfer imposed by federal and state securities laws and regulations.

(b) Seller has full power and authority to execute and to deliver this Agreement and to perform its obligations hereunder, subject to the approval of this Agreement and the transactions contemplated herein by Seller's board of directors. Upon and subject to such approval by Seller's board of directors, this Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not: (i) require, in accordance with any material contract or agreement, the consent, approval or action of, or any filing or notice to, any Person; (ii) violate the terms of any material instrument, document or agreement to which Seller is a party, or by which Seller or the property of Seller is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; or (iii) violate any order, writ, injunction, decree, judgment, ruling, Law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Seller, or the business or assets of Seller, or relating to the purchase of the Shares.

(d) There is no action, proceeding or investigation, pending, or to Seller's knowledge, threatened against or involving Seller seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of transactions contemplated by this Agreement, or which might adversely affect Seller's ability to consummate the transactions contemplated by this Agreement.

(e) Seller has not retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any Person for or on account of the transactions contemplated hereby, or had any communications with any Person which would obligate any Stockholder to pay any such fees or commissions.

5. Warranties and Representations of Buyer. Buyer warrants and represents to Seller as follows:

(a) Buyer is acquiring the Shares for her own account and not with a view to their distribution (within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities

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Act")). Buyer is aware of the restrictions on transfer applicable to the Shares under federal and state securities laws and regulations and that the Company is under no obligation to register the Shares under the Securities Act.

(b) Buyer is corporation duly organized and existing under and by virtue of the laws of the State of Delaware, USA.

(c) Buyer has full power and authority to execute and deliver this and to consummate the transactions contemplated hereby and thereby. No other authorizations, consents, or proceedings are necessary to approve and authorize the execution and delivery on the part of Buyer of this Agreement and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement constitutes a valid and binding agreement of the other parties thereto, this Agreement constitute, or will constitute when executed and delivered, a valid and binding agreement of Buyer, to the extent a party thereto, enforceable against Buyer in accordance with its terms, subject to Laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

6. Confidentiality and Public Announcements. Until the disclosure contemplated by the next following sentence is made (if any), the parties hereto each agree to, and to direct their respective directors, officers, employees, representatives and agents with a need to know such information to, maintain the confidentiality of the transactions contemplated by this Agreement, unless disclosure is required by applicable federal or state Laws, or to obtain necessary consents. Further, the parties hereto agree to announce the consummation of the transaction contemplated by this Agreement simultaneously at a mutually agreeable time, if at all. The content of all announcements and publicity relating to the subject matter of this Agreement will be subject to the mutual approval of the Seller and Buyer (except as otherwise required by Law).

7. Waiver and Release. Effective as of the Closing, except as provided in the following sentence, Buyer, on behalf of herself and each of her past, present and future employers, agents, employees, beneficiaries and assigns ("Related Persons"), hereby releases and forever discharges Seller and its successors and assigns, officers, directors, managers and employees (each individually, a "Seller Releasee" and collectively, "Seller Releasees"), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Shares, the Company or the Business of the Company, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Buyer or any of its Related Persons, now has, has ever had or hereafter has against the Seller Releasees. Notwithstanding the foregoing, this Section 8 shall not apply to or otherwise limit, relieve, restrict or affect the indemnification, representations, warranties, covenants, and all other rights and obligations of the parties hereto set forth in this Agreement.

8. Indemnification by Seller. Seller hereby indemnifies the Buyer and agrees to defend, reimburse and hold Buyer harmless from and against, and in respect of, on a dollar for dollar basis, all claims, liabilities, damages, payments, obligations, losses, costs and expenses (including reasonable attorneys' fees, court costs, expert witness fees, transcripts costs and other expenses of litigation) and judgments (at law or in equity) (collectively, "Losses") incurred or suffered by Buyer and arising out of or resulting from any of the following:

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(a) (i) any breach of, nonfulfillment of, or failure to perform any agreement or covenant of Seller contained herein or (ii) any breach of any warranty or representation of Seller contained herein; and

(b) (i) any action, claim, suit or proceeding now or hereafter pending or threatened by any third party (including any governmental authority) arising out of actual or alleged acts or omissions of the Company, a stockholder, or any officers, employees or agents of the Company in connection with the Company's business operations or ownership of the Company assets whether prior to or after the Closing Date, (ii) any event or condition in respect of the Company, the Company's assets, the Company's agents or employees, whether existing or occurring prior to or after the Closing Date, regardless of whether such act, omission, event or condition was known by or disclosed to Seller or constitutes a breach of a representation, warranty or covenant contained herein.

(c) any fees, expenses or other payments incurred or owed by Seller to any brokers, agents, financial advisors, attorneys or comparable persons retained or employed by Seller in connection with this Agreement and the transactions contemplated hereby.

9. Provisions Regarding Indemnification.

(a) General. The party (or parties) believing it (or they) to be entitled to indemnification hereunder (the "Indemnified Party") shall promptly notify the other party (or parties) (the "Indemnifying Party") in writing of any claim, demand, action or proceeding for which indemnification will or may be sought under Section 9 (a "Notice of Claim"). The Notice of Claim shall specify facts reasonably known to the Indemnified Party giving rise to such indemnity rights. Unless the Indemnifying Party notifies the Indemnified Party, in writing, within fifteen (15) business days following its receipt of a Notice of Claim (a "Dispute Notice") that it disputes the right of the Indemnified Party to indemnification hereunder, the Indemnified Party shall be conclusively deemed entitled to indemnification hereunder with respect to the matters described in such Notice of Claim. Any rights of indemnification established by reason of such agreement or failure to respond shall promptly thereafter be paid and satisfied by the Indemnifying Party. To the extent a dispute exists between the Indemnified Party and the Indemnifying Party, such dispute shall be resolved in accordance with this Agreement.

(b) Third Party Claims.

(i) Notice. With respect to any matter for which an Indemnified Party is entitled to indemnification from an Indemnifying Party under Section 13 that relates to a claim by a third party (a "Third Party Claim"), the Indemnified Party shall provide to the Indemnifying Party a Notice of Claim relating to such Third Party Claim; provided, however, that no failure or delay in providing such a Notice of Claim shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

(ii) Assumption of the Defense. The Indemnifying Party shall have fifteen (15) business days after receipt from the Indemnified Party of the Notice of

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Claim for a Third Party Claim to provide notice to the Indemnified Party of its election to assume, using legal counsel selected by it and reasonably acceptable to the Indemnified Party, the defense of the Third Party Claim at its own expense; provided, however, that if the Indemnifying Party's assumption of the defense of any Third Party Claim would result in a conflict of interest arising out of the joint representation by legal counsel selected by the Indemnifying Party of the interests of both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be entitled to engage separate legal counsel to represent the Indemnified Party (at the Indemnifying Party's sole cost and expense) and, if the Indemnifying Party fails to do so during the fifteen (15) business day period referred to above, the Indemnifying Party shall not be entitled to assume the Indemnified Party's defense of such Third Party Claim. An Indemnifying Party's election to assume the defense of any Third Party Claim shall constitute an admission that any Losses resulting therefrom are indemnifiable Losses for which the Indemnified Party is entitled to indemnification from the Indemnifying Party under Section 8 unless within sixty (60) days after receipt of the related Notice of Claim the Indemnifying Party notifies the Indemnified Party that the Third Party Claim is not an indemnifiable claim hereunder and tenders defense of such Third Party Claim to the Indemnified Party (but such notice and tender shall not relieve the Indemnifying Party of its responsibility for indemnification under Section 8 if it is ultimately determined that such Third Party Claim is an indemnifiable claim under Section 8). If the Indemnifying Party assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnified Party of all material developments related thereto and copy the Indemnified Party on all pleadings, filings and other correspondence relating thereto. With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense in accordance with this Section 9(b)(ii): (i) the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claim through legal counsel selected by it, but the costs and expenses of such legal counsel shall be borne solely by the Indemnified Party; and (ii) the Indemnified Party shall, during normal business hours and upon reasonable advance notice, at the cost and expense of the Indemnifying Party, reasonably cooperate with, make its relevant files and records reasonably available for inspection and copying by, make its employees reasonably available to, and otherwise render reasonable assistance to, the Indemnifying Party in connection with the Third Party Claim.

(iii) Defense of Third Party Claim by the Indemnified Party. If: (A) the Indemnified Party does not receive notice from the Indemnifying Party in which the Indemnifying Party elects to assume the defense of a Third Party Claim within the fifteen (15) business day time period set forth in Section 9(b)(ii); (B) at any time after the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party fails to perform or unreasonably delays in performing its obligations to assume or pursue the defense of any such Thirty Party Claim or (C) within sixty (60) days after receipt of the delivery of the related Notice of Claim the Indemnifying Party notifies the Indemnified Party that the Third Party Claim is not an indemnifiable claim hereunder and tenders defense of such Third Party Claim to the Indemnified Party, the Indemnified Party shall be entitled to fully

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assume, commence and pursue its own defense of such Third Party Claim and the Indemnifying Party shall no longer be entitled to defend such Third Party Claim.

(iv) Settlement. If the Indemnifying Party (having assumed the defense of a Third Party Claim in accordance with Section 9(b)(ii)) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with Section 9(b)(iii)) proposes to settle or compromise such Third Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect (together with a statement describing in reasonable detail the terms and conditions of such settlement or compromise and including a copy of the settlement agreement) to the Indemnified Party or the Indemnifying Party (as applicable), which shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise, and the Indemnifying Party or the Indemnified Party (as applicable) may not effect any such settlement or compromise without the prior written consent of the Indemnified Party or the Indemnifying Party, such consent to not be unreasonably withheld, delayed or conditioned.

10. Survival. The representations and warranties contained in this Agreement(and the right to bring claims for indemnification based on a breach of such representations and warranties) shall survive the Closing without limitation. .

11. Severability. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

12. Modification and Waiver. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by all of the parties hereto. No change, amendment or attempted waiver of any provision hereof shall be binding on the other parties hereto unless reduced to writing and signed by all of the parties hereto. Unless specifically provided otherwise herein or agreed to by all of the parties hereto in writing, no modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of the parties hereto to enforce any claim, whether or not liquidated, which accrued prior to the date of such modification, waiver, termination, rescission, discharge, or cancellation of this Agreement, and no waiver of any provision or of any default under this Agreement shall affect the right of any party to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.

13. Assignment; Binding Agreement; Approval. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided that Seller may assign this Agreement in whole or in part to one or more direct or indirect wholly-owned subsidiaries of Seller without the consent of Buyer. The terms and conditions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement is subject to the approval of the Board of Directors of Seller, which approval will be secured within a reasonable time following the date of execution hereof.

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14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. This Agreement shall be effective and binding on all parties when all parties have executed and delivered a counterpart of this Agreement.

15. Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, "pdf" or sent by a recognized overnight delivery service that guarantees next day delivery ("Overnight Delivery") or mailed registered or certified mail, return receipt requested, postage prepaid, transmitted or addressed to the intended recipient as set forth below:

If to Seller: Queen Investment Limited
Room 702, 7/F, 4 Queen Victoria Street, Central,
Hong Kong

If to Buyer: ETAO LOGISTIC INC.
13127 31st Avenue, 2 Floor
Flushing, New York 11354 USA

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery, telefax or "pdf", will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which is open for business and shall not include a Saturday or Sunday or Federal holiday. Notwithstanding anything to the contrary in this Agreement, in the event an action required or permitted by this Agreement is to be taken by a certain date (*e.g.*, ten (10) days after Closing) and such date is not a business day, such action may be performed on the next succeeding day that is a business day.

16. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with all Exhibits and Schedules attached hereto, constitute the entire agreement of the parties hereto and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as otherwise expressly provided, neither this Agreement nor any Exhibit, Schedule, is intended to confer upon any Person, other than Buyer and Seller, any rights or remedies hereunder.

17. Further Assurances. The parties to this Agreement agree to execute and/or deliver, both before and after Closing, any additional information, documents or agreements contemplated hereby.

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18. Construction. Within this Agreement the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders, all as the meaning and context of this Agreement shall require, and the word "including" shall be interpreted to mean "including, without limitation." In connection with any action or event that by the terms hereof requires consent of a party hereto, such consent shall not be unreasonably withheld or delayed. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may be amended, modified or supplemented from time to time, and not to any particular section, subsection or clause contained in this Agreement. Unless otherwise indicated, a reference to a Section, Schedule or Exhibit means a Section, Schedule or Exhibit hereof. Should any provision of this Agreement require interpretation, it is agreed that the arbitration panel or other body interpreting or construing this Agreement shall not apply the assumption that the terms of this Agreement shall be more strictly construed against one party by reason of the rule of legal construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement. The parties acknowledge and agree that they and their agents have each had the opportunity to participate equally in the negotiations and preparation of this Agreement and have had the opportunity to consult legal counsel regarding the terms hereof.

19. Choice of Law; Venue. This Agreement and all documents executed in connection herewith shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. This agreement has been delivered at and shall be deemed to have been made in New York, New York, and as part of the consideration for the parties' performance pursuant to the Agreement, the parties each consent to the jurisdiction of any local, state or federal court located within the State of NewYork,NewYork, and further consent that all such service of process bemade by certified or registered mail directed to the undersigned at the address stated herein and service so made shall be deemed to be completed two (2) days after the same shall have been posted. The undersigned further consents to the granting of such legal or equitable relief as is deemed appropriate by the court. Notwithstanding the foregoing provisions of this Section 19, all disputes, controversies or claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be resolved in accordance with Section 20 hereinbelow.

20. Dispute Resolution.

(a) Notwithstanding any provision of this Agreement to the contrary, with the exception of disputes, controversies or claims where the sole remedy sought is injunctive relief or the preservation of property or evidence, all disputes, controversies or claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be resolved in accordance with this Section 20.

(b) If any dispute, controversy or claim is not resolved between the parties within fifteen (15) days following written notice thereof given by either party hereto to the other, then the parties shall submit such dispute, controversy or claim to mediation. Any party desiring mediation may begin the process by giving the other party a written request to mediate that describes the issues involved and relief sought and invites the other party or parties to join in naming a mutually agreeable mediator and setting a timeframe for the mediation meeting. The parties and the mediator may adopt any procedural format that seems appropriate for the particular

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dispute, controversy or claim. The contents of all discussions during the mediation shall be confidential and non-discoverable in subsequent arbitration or litigation, if any. If the parties can agree upon a mutually acceptable resolution to such dispute, controversy or claim, it shall be reduced to writing, signed by the parties, and such dispute, controversy or claim shall be deemed resolved. The costs of mediation shall be divided equally between the parties. Any mediation shall be conducted in New York, New York.

(c) If such dispute, controversy or claim cannot be resolved through mediation within thirty (30) days after a party requests mediation thereof or such longer time as is mutually agreed by the parties, or if any party refuses to mediate or to name a mutually acceptable mediator or establish a timeframe for mediation within a period of time that is reasonable considering the urgency of the disputed matter, or fails to agree to procedures for the mediation, then any party who desires dispute resolution shall seek binding arbitration as hereinafter provided. Arbitration of any dispute, controversy or claim hereunder shall be conducted in accordance with Title 9 of the United States Code (the United States Arbitration Act) and the Commercial Arbitration Rules, all as amended from time to time (the "Rules") of the American Arbitration Association (the "AAA") and the provisions of this Section; provided, however, that the provisions of this Section shall prevail in the event of any conflict with such Rules. The parties agree that they shall use their best efforts to cause a panel of three arbitrators to be appointed within thirty (30) days after the service of notice by either party of its desire to arbitrate. Such panel shall be selected from the AAA panel of commercial arbitrators in accordance with the methodology set forth in the Rules. The parties shall be entitled to engage in discovery in connection with the arbitration, as limited by the arbitration panel in accordance with the Rules. Pending the arbitration hearing, any provisional remedy that would be available to a party from a court of law shall be available from the arbitration panel. The arbitration panel shall issue a reasoned award, and the decision of a majority of the arbitration panel with respect to the matters referred to them pursuant hereto shall be final and binding upon the parties to the dispute, and confirmation and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any Person who is a party to the arbitration proceeding. The costs and expenses incurred in the course of such arbitration, including reasonable attorneys' fees, shall be borne by the party or parties against whose favor the decisions and conclusions of the arbitration panel are rendered; provided, however, that if the arbitration panel determines that its decisions are not rendered wholly against the favor of one party or parties or the other, the arbitration panel shall be authorized to apportion such costs and expenses in the manner that it deems fair and just in light of the merits of the dispute and its resolution. The arbitration panel shall have no power or authority under this Agreement or otherwise to award or provide for the award of punitive, special, indirect or consequential losses or damages of any kind whatsoever (including lost profits) except as expressly provided in Section 8. Any arbitration shall be conducted in New York, New York.

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IN WITNESS WHEREOF, the undersigned have hereunto set their respective hands effective as of the date and year first above written.

SELLER:

QUEEN INVESTMENT LIMITED

By: ____________________
Name:Raymond Chin
Title:Director

BUYER:

ETAO LOGISTIC INC.

By: ____________________
Name: Zhi Lian Wu
Title:Director

SELLER Wire Instructions: Dah Sing Bank (HK) Limited Floor 36, Dah Sing Financial Centre
108 Gloucester Road, Wanchai, Hong Kong
Swift Code: DSBAHKHH
Queen Investment Limited
Account No: 040-760-32803411
Room 702, 7/F, 4 Queen Victoria St., Central, Hong Kong